Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES STRONG PRELIMINARY 2014 CALENDAR FOURTH

QUARTER FINANCIAL RESULTS

Preliminary net sales of $209 million, at high end of guidance range, and 14%

gross margin, above guidance range, drive solid profitability

Irvine, CA, January 13, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported preliminary financial results for the calendar fourth quarter ended December 31, 2014.

The Company expects net sales in the fourth quarter of calendar 2014 to be at the high end of the Company’s guidance range at approximately $209 million, compared to net sales of $211.7 million in the same quarter last year. Gross margin during the fourth quarter of calendar 2014 is anticipated to be above the Company’s guidance range at approximately 14 percent, compared to 1.2 percent for the same period in the prior year. The Company expects its largest customer to account for 76 percent of net sales and the Company’s newer customers to contribute 20 percent.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “We generated another quarter of solid profitability during the December quarter. Strong demand, including continued contribution from our group of eight newer customers, supported an anticipated 21 percent sequential increase in net sales. Anticipated gross margin exceeded our guidance range due primarily to 500 basis points attributable to favorable product mix during the quarter, as well as strong operational execution. We also generated strong cash flow bringing our cash and cash equivalents balance to approximately $130 million at December 31st. We expect to generate robust cash flow in 2015 given low capex requirements.”

Mr. Meshgin continued, “Looking ahead to the March quarter, we expect a decline in net sales attributable to the seasonality of the mobility market. We expect the magnitude of the sequential decline to be somewhat lower than recent years given the expected continued demand for

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current programs. We anticipate a sequential decline in gross margin given the expected sales level, as well as a more normalized product mix compared to the December quarter. Following the completion of our restructuring, we continue to reduce our cost structure, which should support our outlook for solid profitability in 2015.”

MFLEX expects to provide its complete financial results and business outlook in its earnings release and conference call on February 5, 2015. As previously announced, the Company has changed its year-end to December 31st.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales; net income and losses; profitability; gross margins; product mix and customer concentration; cost reductions and our cost structure; the benefits of our restructuring; cash flow and cash balances; capex requirements; demand from our customers; and seasonality of the mobility market. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “preliminary,” “forecast,” “guidance,” “should,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking

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statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; our success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; our market share in our customers’ programs; product mix; our ability to diversify and expand our customer base and markets; our effectiveness in managing manufacturing processes, inventory levels, costs, quality assurance and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the outcome of our restructuring plans and the sustainability of the benefits thereof; Company workforce issues; our ability to remain cost competitive; the degree to which we are able to utilize available manufacturing capacity, enter into new markets and execute our strategic plans; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which we operate; and other risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended September 30, 2014. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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